Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. Announces Pricing of $75 Million Initial Public Offering

New York, NY, Dec. 27, 2021 (GLOBE NEWSWIRE) -- Welsbach Technology Metals Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 7,500,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Tuesday, December 28, 2021, under the ticker symbol “WTMAU.” Each unit consists of one share of the Company’s common stock and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the shares of common stock and rights are expected to be listed on Nasdaq under the symbols “WTMA” and “WTMAR,” respectively.

The offering is expected to close on December 30, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its search efforts on targets in the technology metals and energy transition materials industry. The Company is led by Chief Executive Officer Daniel Mamadou and Chief Operating Officer Chris Clower.

Chardan is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Chardan, 17 State Street, Suite 2100, New York, New York 10004.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on December 27, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the successful consummation of the Company’s initial public offering, the units, common stock and rights trading on NASDAQ and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Daniel Mamadou
Chief Executive Officer
Welsbach Technology Metals Acquisition Corp.
(510) 900-0242